Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript

August 6, 2015

4:30 p.m. ET

Q2 2015

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna	Vice President, Strategic Planning
Steven Udvar-Hazy	Chairman and CEO
John Plueger	President and COO
Greg Willis	Senior Vice President and CFO

ANALYST PARTICIPANTS

Scott Valentin	FBR & Co.
Vincent Caintic	Macquarie Capital Markets
Nathan Hong	Morgan Stanley
Jason Arnold	RBC Capital Markets
Michael Linenberg	Deutsche Bank
Moshe Orenbuch	Credit Suisse
Naa-Sakle Akuete	JP Morgan
Kristine Liwag	BofA Merrill Lynch

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Air Lease Corporation second-quarter earnings conference call. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Ryan McKenna, Vice President and Head of Strategic Planning. Please begin.

Ryan McKenna — Air Lease Corporation — VP, Strategic Planning

Good afternoon, everyone, and welcome to Air Lease Corporation’s second-quarter 2015 earnings call. This is Ryan McKenna and I’m joined this afternoon by Steve Udvar-Házy, our Chairman and Chief Executive Officer; John Plueger, our President and Chief Operating Officer; and Greg Willis, our Senior Vice President and Chief Financial Officer.

Earlier today, we published our second-quarter 2015 results. A copy of our earnings release is available on the investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, August 6, 2015, and the webcast will be available for replay on our website.

At this time, all participants to this call are in listen-only mode. At the conclusion of today’s conference call, instructions will be given for the question-and-answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense, and stock-based compensation expense. These statements and any projections as to the Company’s future performance represent management’s estimates of future results and speak only as of today: August 6th, 2015.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of the risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we will use during this call, such as adjusted pre-tax income and adjusted diluted earnings per share, are non-GAAP measures and have been adjusted to exclude charges relating to the litigation settlement. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and a reconciliation to the corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the investors and the press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chairman and Chief Executive Officer, Steve Udvar-Házy.

Steven Udvar-Házy — Air Lease Corporation — Chairman and CEO

Thanks, Ryan. Good afternoon to all of you and thank you for joining us today. I’m pleased to report that for the second quarter of 2015, Air Lease grew our top-line revenues to $305 million versus $256 million in 2014. That represents an increase of 18.9%. Our income before taxes increased to $118 million from $96 million in Q2 of 2014, representing a growth in our earnings of 23.5%.

Additionally, our diluted EPS grew to $0.70 per share compared to $0.58 a share in the second quarter of 2014, which is an increase of 20.7%. Finally, we delivered the highest pre-tax profit margin in the history of ALC, at 39%.

Our financial returns and metrics were excellent across the board and indicate the strength of our core leasing business, the inherent value of our aircraft and order book, and our investment-grade capital structure and very conservative leverage.

Globally, passenger traffic continues to grow ahead of our expectations and we see steady strong demand for our aircraft. We have been reporting this for many quarters now, but it is notable that passenger traffic growth worldwide remains strong, with an increase of 6.3% as published today by IATA through June of this year, with global system-wide load factors averaging 79.4%.

Passengers keep flying in record numbers and this represents one of the strongest indicators of demand for aircraft. These statistics are overwhelmingly positive for the health of the industry and overall profitability of global airlines continue along very nicely.

On that note, let me comment on the Chinese economy. We cannot be more clear in stating that our airline customers in China are performing extremely well and we continue to see healthy demand for aircraft in this market.

Just as our business performs at a very high level during the aforementioned financial concerns, our airline customers are performing very well in spite of the Chinese equity market volatility and indications of slowing growth in some of their economic sectors.

Passengers continue to fly in record numbers in the region and aviation remains a core area of infrastructure investment and growth in the Chinese government. Our three largest customers in China — China Southern Airlines, China Eastern Airlines, and Air China — are among the strongest airline credits in the world.

Further, ALC will continue to support their businesses with new aircraft deliveries. And if the financing market volatility generates unforeseen incremental opportunities, we would increase our commitments willingly and accordingly. We take risk management very seriously, evaluating customer, country, and regional risk, and believe that ALC has the appropriate balance and exposure to both the Chinese and the Asian markets overall.

Owing to the strong performance of our Company since inception and the confidence in our future and continued growth, today, the Board of Directors of ALC declared another quarterly cash dividend to shareholders of $0.04 per share. We have delivered excellent financial and operating results while building the best-in-class fleet on long-term leases with globally diversified airline customers.

Now I would like to turn this over to John Plueger, our President and Chief Operating Officer, who will further discuss our operations and strategic positioning of the Company.

John Plueger — Air Lease Corporation — President and COO

Thanks, Steve. Our core leasing operations remain strong and our customers are performing well. We set a number of Company records this quarter, so in addition to record quarterly profitability and pre-tax margin, we took delivery of 18 new aircraft from our order book, representing over $1.3 billion in CapEx, our largest quarter of deliveries and CapEx since inception.

In addition, we sold 14 aircraft from our operating lease portfolio, generating $457 million in sales proceeds, our largest quarter of sales since inception. And, for the first time, we transferred four aircraft into held-for-sale category, as we described in Note 10 to our financial statements.

These aircraft have a carrying value on our balance sheet of $145.8 million now included under other assets on our balance sheet. And we have a specific buyer under contract for these aircraft, which we expect will close by the end of the year.

The management side of our business continues to increase nicely. During the quarter, we increased our managed fleet by 26%, from 19 to 24 aircraft. Blackbird Capital One continues to ramp up and we now have more than $500 million of aircraft assets in that fund. Our marketing team is using this pool of flexible capital as another tool to help us outcompete in the marketplace. As we fill up that $2 billion fund, we will look to grow our management business even further with subsequent funds at the appropriate time.

As we look forward to the back half of 2015, the aircraft delivery quantities will be significantly reduced from the peak we’ve just seen in Q2. Now let me be clear: we design our order book to have elevated delivery numbers in Q2 specifically to maximize value in the marketplace for pre-summer travel season deliveries.

As a result, we have $845 million worth of delivery scheduled for the remainder of the year and those aircraft should deliver approximately 50-50 between Q3 and Q4. Let me remind you, the full revenue impact of these deliveries will not be realized until the following quarter and will be offset by sales activity during the quarter.

So the market has remained consistently strong for the new modern technology aircraft in our order book. Additionally, owing largely to continued stable and modest fuel prices and traffic growth, we are seeing an increased level of early inquiry from our customers concerning lease extensions. So we are really seeing a good demand across the spectrum.

Our overall portfolio lease rate factor remains strong and consistent. We are 100% placed in 2015, 94% placed in 2016, and 63% placed in 2017. So in summary, we are right on track with how we target aircraft placements from our order book 18 to 36 months ahead of delivery.

I will remind you that as we seize upon additional future aircraft opportunities, such as incremental aircraft we might obtain from aircraft manufacturers, these placement percentages and our forward pipeline will vary slightly quarter to quarter.

Given the robust quarter for sales that we experienced during Q2, we expect sales volumes to be significantly lighter as we head into Q3 and Q4. The market remains strong for our high-quality used aircraft and we will continue to prudently sell assets to manage our fleet as those opportunities arise in the marketplace.

Let me turn this over now to Greg Willis, our CFO, who will walk you through our financial results that we believe further differentiates ALC. Greg?

Greg Willis — Air Lease Corporation — Senior Vice President and CFO

Thanks, John. As Steve mentioned, we increased our top-line revenues for the second quarter of 2015 by 18.9% to $305 million versus 2014. Our income before taxes increased to $118 million, with a record high pre-tax margin of 39%, resulting in diluted earnings per share of $0.70.

The second quarter was our largest quarter on record in terms of capital expenditure and aircraft sales. Looking forward to the third quarter, we have 10 new aircraft scheduled to deliver, representing $407 million in capital expenditures. I want to remind everyone that our rental revenues are a function of the size of our fleet.

This quarter, maintenance reserves — maintenance revenues only comprised 1.1% of rental revenue, which is consistent with our conservative accounting policies. As you forecast the remainder of 2015 in your financial models, you will need to start with the ending net book value of assets and apply a lease rate factor to properly forecast our results for the second half of the year.

We ended the second quarter at our target debt to equity ratio of 2.5 to 1 and there is no change in our long-term target debt to equity ratio of 2.5 to 1.

On the financing side of the business, we closed an amendment to our unsecured revolving credit facility. We increased the size of the facility to $2.7 billion and extended the final maturity to 2019 and maintained pricing at LIBOR plus 125 basis points, with no LIBOR floor. This facility provides us with a substantial amount of financial flexibility. We ended the quarter with a strong liquidity balance of $2.5 billion.

I am very pleased to report that our composite costs of funds ticked down slightly to 3.6%. Our fixed rate debt was 77%, which demonstrates the stability and predictability of our funding structure. As we execute our financing strategy, our investment-grade credit metrics have continued to improve.

This concludes my review of the results and financing activities of the Company and I will now turn it back to Ryan.

Ryan McKenna

Thanks, Greg. That concludes management’s remarks. For the question-and-answer session, each participant will be allowed one question and one follow-up. Now I’d like to hand the call back over to the operator. Operator?

Operator

(Operator Instructions)

Scott Valentin, FBR & Co.

Scott Valentin — FBR & Co

Thanks. Good afternoon and thanks for taking my question. Just with regard to the increased inquiries regarding lease extensions from some of the airlines. Just wondering, do you foresee that having an impact on demand or lease rates for the neo or MAX, given it seems like the airlines are willing to stay with older aircraft a little bit longer?

John Plueger

No, not at all. In fact, I would say it’s the opposite. We continue to see the same or increased level of demand for neos and MAXs. We’ve been asking the manufacturers for additional delivery positions to support that demand, Scott.

I’m just saying — and if you look forward, I believe we disclosed our forward lease expiries. We actually have a pretty small number of lease expiries going forward or remarketing. But my point to the comment is that we are getting inquiries from the airlines.

But I wouldn’t say it is a large rush. I’d say it’s just an increased level, but it just tends to support the notion that whatever we have on lease out there is in a pretty good position for extensions at reasonable rates.

Steven Udvar-Házy

Actually, Scott, we’ve got some transactions where airlines have airplanes already leased from us. They are extending those leases and they are coupling it with the lease of incremental A321neos, 737-800 MAXs, and in some cases even wide-body aircraft.

Scott Valentin

Okay. Thanks. That’s helpful. And then one follow-up question. You covered China pretty well — it sounds like demand there is still very strong, despite what we’re hearing in the media. I’m just wondering are there other emerging markets where there’s exposure? Just what you’re seeing there when you talk to the airlines? Any concerns with regard to demand there or watch list?

Steven Udvar-Házy

Not really. We’re still seeing very strong growth in a lot of areas. I would say outside of Brazil, Latin America is still growing significantly. Many of those countries are growing double-digit rates.

Eastern Europe right now is doing really, really well. We’re seeing a lot of traffic flows between Eastern and Western Europe and also from Eastern Europe down to Turkey and the Middle East. Asia is still strong. North Asia is strong; Southeast Asia is strong. New Zealand/Australia, with the lower exchange rates, are attracting a record number of tourists.

So we are not really seeing any really bad spots anywhere. Obviously, we’re watching the Russian situation in Ukraine, but that’s pretty much it.

John Plueger

Scott, our focus, as I mentioned earlier, is we are actually looking to add more positions, to add more growth.

Steven Udvar-Házy

What we are finding is we did not order enough airplanes, which I think is by design. We under ordered and now we are working with Airbus and Boeing to accelerate some of those positions into earlier slots.

John Plueger

For example, we just announced an incremental new A330 placement with Hawaiian Airlines that wasn’t in our order pipeline three or four months ago. But this opportunity came to us. It’s just one example and we announced that a couple weeks ago.

Steven Udvar-Házy

And they are accelerating the retirement of their oldest 767s, so it’s just a natural sort of replacement cycle that continues to be robust.

Scott Valentin

Okay. Thank you.

Operator

Vincent Caintic, Macquarie.

Vincent Caintic — Macquarie

Thanks very much, guys. Saw a great volume of sales this quarter and just want to get a sense of generally how much demand there is for sales? And understanding that the second half is going to be slower for sales, but how do you think about, say, monetizing the value of your current fleet versus the ongoing lease rental income? Thanks.

John Plueger

Well, that’s an analysis that we constantly do, Vincent. And every sale that we do we make a determination of the sales proceeds versus its forward earning power. So the bottom line is there is a strong demand. It’s more up to us and our management team to decide how much we want to sell.

I think the results year to date on our sales and what we actually did in the fourth quarter of last year just continue to show the strength in the market. It’s more up to us to how much we want to monetize that now as opposed to looking at our forward earnings.

So I can’t really give you a prediction or a forward forecast, except to say that their market for our fleet and the aircraft in our fleet continues to be strong and we continue to have multiple approaches. We are focusing on adding aircraft to Blackbird on the buy side, sourcing those from third parties incrementally more now.

But it’s more for us to manage. The inquiries just keep coming in the door. So it’s more on us as to how much we want to sell and that’s an exercise we go through quite a bit. And so we are quite happy with what we think the value is of those aircraft on our books and our ability to obtain value and gains on those.

Steven Udvar-Házy

We think our portfolio is significantly undervalued. In other words, the liquid value of those assets substantially exceeds our carrying costs, as demonstrated by the sales. And we could essentially sell a lot more aircraft in the second half, but we are trying to grow the business, grow the portfolio, grow our lease revenues.

So we are purposely sort of holding back selling a lot of the assets that were built back in 2008, 2009, 2010. Where we’re seeing demand, we have buyers that like to buy those aircraft, but these airplanes are on leases that still have five, six, seven, eight years to go on the leases and we’re generating very significant earnings on those cash flows.

So every day, we are doing this trade-off analysis: should we keep the airplane. Should we sell it? And we judiciously move forward on a plane-by-plane basis.

Vincent Caintic

Great. Thank you. And on a related note, you talk touched on Blackbird and the $2 billion filling up quickly. Just wanted to get a sense of how much demand might be out there for doing more of those?

John Plueger

I’d say we continue to source from the marketplace. We’re about on track. We are looking forward to building out that $2 billion. But I think we are, pursuant to Steve’s comment about from our own fleet, we are looking at sourcing opportunities more outside of our fleet for Blackbird Capital the next several quarters. And that’s all in process and I think we’ll make a normal course, but we do see overall the ability to get there on the $2 billion.

So we are kind of now sort of starting to think about whether or not we should do a Blackbird II or a III and that’s always on the radar.

Vincent Caintic

Got it. Thanks very much.

Steven Udvar-Házy

We’ve already identified the number of aircraft from external sources from manufacturers and also airline sale-leasebacks, combination of both new and used aircraft that are good candidates for Blackbird. And we are evaluating those and the plan, as John said, is to keep adding into that portfolio and build it up to $2 billion by the end of 2016.

Vincent Caintic

Great color. Thanks very much, guys.

Operator

Nathan Hong, Morgan Stanley.

Nathan Hong — Morgan Stanley

Hi, thanks for taking the question. I just wanted to follow up on the 2017 placements. It seems like you are making good progress, but can you give us an update on how neo placements specifically are going? I know in the past Air Lease noted that they have been holding out from actually placing those aircraft too early, given I guess the robust demand environment.

But I’m wondering how we could quantify the upside? Or I guess the risk/reward of waiting maybe 6 to 12 months more versus placing those aircraft today?

Steven Udvar-Házy

Okay. Let me explain that. First of all, it’s important to understand for the marketplace that we are very, very conservative in the threshold that we use to define what a lease placement is.

So for example, when we talk about 2017, we are only talking about aircraft that we have firm leases already signed. However, there are additional aircraft that we’ve already placed where we have binding letters of intent and deposits, but we do not list those as firm lease placements until the actual leases are signed.

Nathan Hong

Okay. And I guess just a follow-up on your growth strategy. I know the order book is the primary focus, but given the strong demand in terms of neos and MAXs, it doesn’t seem like there’s any real worry in placing those when the time comes.

And you also did make that note that you guys have under ordered aircraft. But I’m curious to see your thoughts on why there isn’t much of a shift in focus to doing more sale leaseback opportunities, given these circumstances?

Steven Udvar-Házy

We are looking at leaseback opportunities, but what we are finding is that the lease yields — in other words the percentage of the rental payment as a percent of the aircraft cost — tends to be lower on a lot of these sale leasebacks, particularly those that are completed through an RFP process as compared to our leases of our own portfolio aircraft.

From time to time, we do come across situations where we can do a sale leaseback at profitable levels, but most of the time, we find that the lease yields do not measure up to our sort of performance standards.

Ryan McKenna

It speaks to the core strategy, Nate, that we sort of have strategic placements that we work with airlines to put together as opposed to the spot market business of looking into those. We will obviously add them if they are available, but there’s no change to the core of working with airlines to really work on their long-term fleet planning and that’s best done through the order book.

Nathan Hong

Got it. That’s helpful. Thank you.

Steven Udvar-Házy

Now Blackbird is a different situation. If we can find third-party airlines sale leasebacks that fit the portfolio of Blackbird because it’s a different structure than their lease and it’s utilizing secured financing, we will certainly entertain those. And hopefully, a portion of that $2 billion Blackbird portfolio will ultimately be comprised of some sale leasebacks.

Nathan Hong

That’s helpful. Thank you.

Operator

Jason Arnold, RBC Capital Markets.

Jason Arnold

Just continuing on the comment there on hoping to get more planes, I guess, could you comment on whether or not you feel there is still going to be some bigger airline order cancellations or flopping around of the books there that might create an opportunity for you to opportunistically jump in and add some additional aircraft?

John Plueger

I think the way to answer this, Jason is, yes. But that is always kind of the case. If you look back over across all industry conditions in a long time, things are always being juggled in the pipeline of the manufacturers and we always act upon that.

But think the answer is yes. I think we will have opportunities of aircraft that some of the manufacturers have pushed out. For example, American pushed out some deliveries. A few other carriers have changed some deliveries around. Now whether that represents 10 airplanes for us, 20 airplanes for us, or 2, it’s hard to say.

But I’m pretty confident in saying there will be some more forward opportunities. I just mentioned the Hawaiian A330, the single unit, but if we can grab a block of 10 or 15 at good pricing, of course we will.

Steven Udvar-Házy

Now also, please understand that the manufacturers have overbooked, particularly on the single aisle — 737, A320, A321 family — have overbooked — in other words, they’ve taken more orders in 2015, 2016, 2017 than the actual production rates.

And so when an airline defers or maybe rechecks their order book, they first have to make sure that they can build enough airplanes to satisfy the actual orders they have that will result in deliveries. Only once that’s satisfied can we then move in and pick up incremental capacity.

John Plueger

And campaigns are ongoing, Jason, globally such that the manufacturer, both Boeing and Airbus, if they are in the middle of a campaign and they need some key positions and somebody defers out, they are going to grab that for their best interest. So we fortunately are involved specifically in many of those campaigns. If we can benefit by that, fine.

But to Steve’s point, they’ve got to solve there their own book of deliveries — A. And B, there’s always campaigns ongoing that deferrals and cancellations actually help their competitive position on it.

Jason Arnold

Super. Thanks. And then just one follow-up. I think one of your peers was commenting recently on the opening up of Iran as an opportunity for lessors. And maybe throwing perhaps even Cuba, despite being a lot smaller, into the mix as well. What are your thoughts here?

Steven Udvar-Házy

Well, we are waiting what happens in Congress and we are waiting for ratification of these understandings. We are trying to understand all of the side letters that accompany these arrangements, some of which are currently still not available to the public.

And we will see what opportunities may arise, but currently, we are more of a spectator in the process. There’s no question there’s potential, but there’s so many political, regulatory, financial issues that need to be tackled before we can really entertain anything serious over there.

Jason Arnold

Makes sense. Thanks so much for the color, guys.

Operator

Michael Linenberg, Deutsche Bank.

Michael Linenberg — Deutsche Bank

Good afternoon, everyone. Just a couple of questions here. When I look at your performance, your financials, and your track record, it’s been impressive over the past few years. And yet, when I look at sort of where the stock price was a few years back and where it is today, is there a point at where — at what point does the stock have to get to? Or maybe it’s there, where it’s more accretive to buy back stock than to invest in aircraft?

Or are the opportunities in aircraft that much superior or that much more accretive? Or is it concerns about putting the investment-grade credit rating at jeopardy? What’s your thinking on that? How do you think about that at this juncture?

John Plueger

I think you hit the nail on the head.  We still believe that we can generate more value to our shareholders and greater returns over the long term by investing in aircraft — that’s the bottom line.

And while certainly the sector has been under pressure for various reasons over the course of the summer, etc., over time, the very fact that you opened your comment and remarked by consistent earnings and performance, we believe over time wins out. And the core thesis of our business and the business model that we have and the high pre-tax margins that we have I think yield in a good return on equity for shareholders. We just don’t see any change in that mix going forward.

Steven Udvar-Házy

Mike, the other issue that perhaps we took fault in not magnifying sufficiently is I think you the analyst and the Street need to look at our cash earnings rather than our after-tax earnings. This Company is not paying taxes. So, for example, in this quarter, our real earnings were more like $1.10 per share — north of $1.10 per share on a cash basis.(1) There is no — it’s a tax provision. It’s an accounting entry — there’s no cash paid.

So when you compare us to a company domiciled in Ireland that’s paying a 12% to 15% rate, it looks like cosmetically that their earnings per share may be higher just based on the fact that there is a different tax provision. I think the marketplace needs to look at Air Lease as a zero taxpayer. So long as we keep buying more new airplanes, there is no tax liability.

So in effect, when people do our EPS calculations and what our ratios are, you really need to look at pre-tax. Because that after-tax number — it’s typically a fictitious number. And the real number is really the cash earnings of the Company.

John Plueger

Mike, you see our liquidity that we’ve talked about and I think I believe it’s true today. I haven’t done the sums, but I believe it’s true. We’ve been stating we are the only company I think that has firmly contracted cash flows that exceed our debt balance. So I think the bottom line is this: we need to highlight and probably to Steve’s point do a better job of educating investors on the tremendous cash power of our business.

(1)  Cash earnings per share has been adjusted to exclude the effect of taxes. See the Appendix to this transcript for a discussion of the non-GAAP measure cash earnings per share.

Michael Linenberg

I agree. The onus is on us as well. Thanks for that. Just a quick second one. Just with Ex-Im going away for the time being and I guess there’s a real concern that Ex-Im could disappear, lose all funding September 30. Have you had any customers or airlines that you work with that have historically done Ex-Im financing where they’ve come to you and said we want to do more business because of the Ex-Im situation? Or have you seen more business or is it just too early?

Steven Udvar-Házy

Well, I can give you an actual example, because we are going to be making a release very shortly on this. We are just finalizing a transaction with a large foreign airline that originally set forth a policy that they are going to modernize their fleet. And they will lease 40% of their fleet and buy 60% of their fleet. And these include single-aisle aircraft in the 150- to 200-seat range and they also include wide-body aircraft in the 300-seat category. So it is a combination of fleet modernization that involves both single-aisle and twin-aisle aircraft.

Because of this Ex-Im uncertainty, the airline has changed their tactic to a 60/40 lease to buy. In other words, they’ve transposed: the majority of aircraft still acquired will be leased 60% and 40% they will purchase. And they will rely primarily upon commercial bank financing and internally generated funds to buy that 40%. Whereas 6 months ago, the game plan was to buy 60% and lease 40%. And we are doing the transaction that actually fills that differential.

Michael Linenberg

That’s great insight, Steve. Really appreciate that. Thank you.

Operator

Moshe Orenbuch, Credit Suisse.

Moshe Orenbuch — Credit Suisse

Great. Thanks. You know, over the last few months, we’ve seen a couple of instances where Asian leasing companies have made investments in publicly traded lessors. And in each of those two cases, I think they’ve done some incremental business because of it.

Have you kind of thought about whether there are opportunities from that standpoint to in some way kind of link up and create a greater kind of business opportunity?

Steven Udvar-Házy

When you talk about Asian, are you talking about Chinese?

Moshe Orenbuch

Well, one of them was Chinese; one of them was Japanese, I guess, of the two that we’ve seen.

Steven Udvar-Házy

Yes, we have not seen any airline leasing activity in either one of those areas where they link it to some ownership of a locally-based entity. I think we have placed more aircraft in China, for example, in the last three years than any other Western lessor. So we have not seen any linkage.

We do see Asian enterprises, such as lessors, tend to favor dollar-based assets. And they view aircraft as a good dollar-based asset that generates dollar-based revenues. So I think that’s just a natural outcome of their investment strategy. We’re not seeing the balance shift from Western lessors to Eastern lessors.

Moshe Orenbuch

Got it. On a separate thing, Greg, you kind of alluded to the cost of funds coming down a little bit. Are there other opportunities from your debt stack to kind of make further improvements in the balance of the year?

Greg Willis

Absolutely. In January of 2015, we have — excuse me, 2016 — Q1 2016, we have a $500 million bond coming due at 4.5% that we are looking to refinance at levels significantly inside of. Also in 2017, we have $1.1 billion coming due, which bears a coupon at 5 5/8. So those are two pretty easy examples to point to of where we look to replace some of those initial unrated bonds with investment-grade bonds and hopefully to drive savings on cost of funds.

Moshe Orenbuch

Great. Thanks much.

Steven Udvar-Házy

So the plan is to keep ratcheting down the average cost of funds and maintaining a good balance of amortizing those obligations from cash flows.

Moshe Orenbuch

Thank you.

Operator

Naa-Sakle Akuete, JPMorgan

Naa-Sakle Akuete-JPMorgan

Hi, this is Navak Ocue sitting in for Jamie Baker here. A lot of my questions have already been answered, but one thing that I was wondering was what are the strengths and weaknesses that you’ve seen for the first Blackbird? And how do you feel about Blackbird II and III and whether you are going to — what changes you may or may not make.

John Plueger

Well, Blackbird Capital, as you know, is a private entity. So in our discussions, we give you sort of the totals that we are filling up. I think you’ve heard from us that this entity is on track and making progress. We are searching for more assets to source into that entity and to meet its return criteria. But we do believe that that entity will be fully funded at $2 billion by the end of 2016, so we naturally are going to look towards follow-on entities.

I think we also commented in my remarks that we see Blackbird as an additional tool for Air Lease in our own competitiveness. Effectively, it extends our buying power or our incremental transactional opportunities by $2 billion because we see that entity adjunct with ALC as we go into campaigns, as we look at sale leasebacks, and look at all market opportunities.

So it’s on track; it’s on schedule. It’s going to be built out. I really can’t comment any further. We don’t comment on the performance of the entity. We don’t comment on [any of the aspects], because it’s a privately held fund.

Ryan McKenna

I mean, the performance — so far so good is the answer and the template has worked. It’s given us the flexible capital that we wanted. And talking about specifics I think is inappropriate, given the private nature, as John mentioned. But the template has been working great and the relationships are fantastic with the LPs and with the other members of the Board. And I think it is really a great sign of what we can do going forward with more of them.

John Plueger

If it wasn’t, we wouldn’t be talking about a Blackbird Capital II or III.

Steven Udvar-Házy

Investors that are in that fund continue to supply the capital as assets continue to be incrementally added to that suite.

Ryan McKenna

Absolutely.

Steven Udvar-Házy

So if they were dissatisfied, they wouldn’t fund their respective allocations.

Unidentified Participant

Great. Thank you.

Operator

Kristine Liwag, Bank of America.

Kristine Liwag — Bank of America

Hi, good afternoon. When we think about your overall aircraft exit strategy, are you still thinking of disposing aircraft around year 8? And also for modeling purposes, is the $700 million of aircraft disposals on an annual basis in the future still a good base case?

John Plueger

We don’t provide future guidance on that, Kristine, but I can only say that yes, our overall philosophy remains that we look to dispose of an aircraft at about a third of its 25-year life. So yes, about 8 years and change on average, if we take delivery of new aircraft.

If we take delivery of a used aircraft, it’s still only depreciated to its 25-year life, based on the original date of manufacture. And so we take that into account. But yes, we have not changed. We still believe that that is a sweet spot of selling the aircraft, both from an overall return point of view, where it is in its life and its maintenance life — it’s still a young airplane at the end of 10 years. So none of that has changed. That’s the way we keep our fleet young is we buy new and we still sell aircraft when they are pretty young.

Steven Udvar-Házy

But we don’t put a marker on every plane and say when you hit the eighth birthday, you are sold. Please understand that each transaction is different. The relationship with the underlying airline lessee may be different. So some aircraft might be sold at 6 years, some might be sold at 9 years, some might be sold at 11 years, some might be sold even earlier.

And it all depends on our portfolio management, our risk exposure to that one airline. For example, if we have a large transaction where we can place 10 more aircraft in an airline and we already have 10 planes there, we might sell a few of those 10 that are already there a little earlier to accommodate the new incoming airplanes. But as I said, we don’t put a label in every plane that say when you hit eight years of age, bye-bye.

John Plueger

But as an overall philosophy, yes, that’s just consistent from day one.

Kristine Liwag

Great. And with the double booking that you mentioned on aircraft OEMs, what is the risk that when it actually comes to the actual delivery date of feature orders that you, that you have that you won’t have an aircraft available?

Ryan McKenna

That has never happened in my 40 years in being in the aircraft leasing business. It has never met happened to us — this management team. It has happened to airlines where they don’t have the financing in place, but we’ve always had aircraft lessees lined up.

We have had situations in our prior lives where the original airline that signed up may have evaporated, but then we had another airline that we substituted. So we are not in the aircraft parking business and we just don’t really — that’s not an issue that’s been a problem for us in our tenure in the business.

John Plueger

It all comes down, Kristine, if you pick the right aircraft, they are marketable and they are in demand — whether it is a year from delivery, two years from delivery, or two months from delivery.

Steven Udvar-Házy

And as we said earlier, our strategy is to place these aircraft 18 to 36 months. We’ve had transactions where the delivery is away four years away and so those transactions are pinned down. We get substantial deposits from the respective airline, so the risk is really minimal. And if there are trouble signs and we know in advance that that airline may not be able to be ready at the right time, we will take early action to find an alternate lessee.

John Plueger

Yes, we have time.

Steven Udvar-Házy

But we don’t wait until the day before delivery to find out if the airline is going to show up. We are much more proactive than that.

Kristine Liwag

Sure. Actually, to be clear, my question actually is the other way, where if Boeing and Airbus are overselling their slots. And then when it comes to taking delivery, everyone who actually ordered an airplane shows up instead of some not showing up. Is there a risk that when you are taking delivery of your airplane for next year and the airlines show up and all the customers show up, that there won’t be an aircraft available for you?

Steven Udvar-Házy

We have a contract that is solid and our planes deliver per the schedule. Our goods are not subject to financing or Board approvals. They’ve already been bound.

John Plueger

Boeing sorts that out before they get there, Kristine. So they double book farther out. And as you get sort of within the nine months to six months — the two-month range, the number of guys that they’ve double booked have been pushed out. So it’s just the number of slots they have and so that’s not an issue.

John Plueger

This is a routine part of their management — both on the Airbus side and the Boeing side. And look, there’s many ways for them to skin that cat. If they got really pressed really hard and they are short one aircraft in a given month, there’s always a financial compensation to the airline to slide it to the next month.

So frankly —

Steven Udvar-Házy

This is not an issue.

John Plueger

This is not a new thing. And even though the order books are all-time full, I think the manufacturers have done a pretty good job. And if they really get stuck, it’s a matter of what’s it cost?

Steven Udvar-Házy

So what really happens in the real world is as you get closer to the time of delivery, that overbooking is trimmed down and basically hits a neutral point several months before delivery. So when Boeing is doing the final production or Airbus the final production of the airplane, it’s already clear who that’s going to. And they don’t really play Russian roulette up till the last minute.

Kristine Liwag

Great. Thank you very much.

Operator

Jason Arnold, RBC Capital Markets.

Jason Arnold

Just a quick follow-up. Recently, there was an unsolicited bid put in for another lessor in the space, which I guess that’s a reflection of the misbalance of publicly traded lessor multiples being too low versus interlaying economics of the business. But just curious if you have any thoughts around this front as well?

John Plueger

Well, look, I think the aircraft leasing business is a good business and aircraft lessors have performed remarkably well across all conditions. I think it’s an affirmation of value. I think it also shows that companies are still in — or very substantial companies and serious companies are very interested in the space and that’s a good thing for all of us.

So look, good on them for attracting a tender, but I think the future remains to be seen. But I think the bottom line is smart companies and smart people know where value is and know good businesses. And I think the aircraft leasing business is a good business.

Steven Udvar-Házy

I think what we’re hearing from large financial investors, both in the US and overseas, is that when they look at the industry and they look at the airline transportation industry, the leasing sector as a whole has performed much better and more predictably during the down cycles versus the airlines. And so in terms of long-term horizons, there’s greater stability in the aircraft leasing sector than in the airline business.

Ryan McKenna

Jason, we all agree with your construct. With our steady and growing earnings profile that we produce every quarter, as Steve mentioned, really, and you think about the cash earnings is really critical. As John alluded to with the sales — the strong sales we’ve had this year — really as opposed to sort of in theory saying our book is really valuable, we are demonstrating it through actual sales. So showing that not only are the earnings so strong going forward, but the book that underpins them is just as strong and will produce those results.

When you think about the expanding ROE multiples that we continue to post quarter after quarter and you think about the ability to continue to reduce the funding cost as Greg mentioned, all of those things come into summary with a 39% pre-tax profit margin that we think is outstanding.

It’s clearly best-in-class. And you certainly would have to think that with all those consistent results quarter after quarter that the market — the public equity market would start to more accurately reflect the value of the business that we’ve built.

Because certainly, it is starting to get reflected with private transactions. And when that flowthrough happens to the public markets, we certainly think it’s high time that the markets recognize just what we’ve done and what we’ve sort of built.

Jason Arnold

Couldn’t agree more. Excellent. Thanks for the color.

Operator

Thank you. At this time, I like to turn to the call back over for any closing remarks.

Ryan McKenna

Thank you very much. That concludes our call for the day. We all appreciate your participation and we will speak with you following Q3 results next quarter.

Operator

Thank you. Ladies and gentlemen, this concludes today’s conference. You may now disconnect. Good day.

Appendix

Cash earnings per share (defined as net income before tax effect divided by the weighted average diluted common shares outstanding) is a measure of operating performance that is not defined by Generally Accepted Accounting Principles (“GAAP”) and should not be considered as an alternative to, the most directly comparable GAAP measures, earnings per share or diluted earnings per share, or any other performance measures derived in accordance with GAAP.

The following table shows the reconciliation of net income to cash earnings per share for the second quarter ended June 30, 2015 (in thousands, except share and per share amounts):

Three Months Ended June 30, 2015
Reconciliation of net income to cash earnings per share:
Net income	$76,118
Income tax expense	42,046
Income before taxes	$118,164
Assumed conversion of convertible senior notes	$1,446
Tax effect	798
Assumed conversion of convertible senior notes before taxes	$2,244
Income before taxes plus assumed conversions before taxes	$120,408
Weighted-average diluted shares outstanding	110,737,844
Cash earnings per share	$1.09